Exhibit 99.1

News Release

GREEN PLAINS RENEWABLE ENERGY, INC. CLARIFIES SHELF REGISTRATION

Omaha, NE (Market Wire) – December 21, 2009 – On November 19th of this year, Green Plains Renewable Energy, Inc. (NASDAQ:GPRE) filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission. While the Company is continuing the process of finalizing the shelf registration, which would allow Green Plains to issue up to $100 million of securities from time to time, the registration statement is not yet effective and no offering of securities has begun or is expected in the immediate future. Unless indicated otherwise in subsequent filings with the SEC, the Company intends to utilize the proceeds, if any, for general corporate purposes. In accordance with the Company’s policies and applicable securities laws, the Company will not comment further on the subject unless and until the registration statement becomes effective and a prospectus describing the terms and use of proceeds of an offering is available.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with a combined expected operating capacity of 480 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service that currently provides marketing services to its affiliated plants as well as four third-party ethanol producers with expected operating capacity of 360 million gallons per year. Green Plains owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator with six facilities in five states. Green Plains’ agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses in northern Iowa and southern Minnesota.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “will,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KT for the period ended December 31, 2008 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:

Jim Stark, Vice President, Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217